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[WORLD ACCESS LOGO]

                 WORLD ACCESS TO FILE FOR CHAPTER 11 PROTECTION

Atlanta, Georgia - April 24, 2001 - WORLD ACCESS, INC. (NASDAQ: WAXS) announced today that its Board of Directors approved the filing of voluntary petitions for Chapter 11 relief in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, on behalf of World Access and certain of its U.S. subsidiaries. The Company expects to make the filings today.

         As previously announced, on April 4, 2001, three holders of World Access' 13.25% Senior Notes due 2008 commenced an involuntary bankruptcy case against the Company, and the Company has been in discussions with the noteholders regarding a possible restructuring of the Company's obligations since before that filing. In addition, on April 5, 2001, Deutsche Telekom disconnected circuits used by TelDaFax AG, which is 33% owned by World Access, effectively cutting off service to most of TelDaFax's German customers. Although service was subsequently restored, World Access' management concluded that great harm had been caused to the commercial prospects of TelDaFax. In light of the loss of TelDaFax's commercial prospects and the inability to reach a resolution with the noteholders that does not involve remaining in bankruptcy, the Chapter 11 filing is being made in cooperation with the noteholders and effectively converts the involuntary case into a structure in which the Company's management will work with the noteholders to finalize a plan for the sale of the Company's operations. World Access has engaged UBS Warburg to assist it in evaluating potential acquirers of the Company's various business units.

ABOUT WORLD ACCESS

         World Access provides end-to-end international communication services over an advanced asynchronous transfer mode internal network that includes gateway and tandem switches, an extensive fiber network encompassing tens of millions of circuit miles and satellite facilities. For additional information regarding World Access, please refer to the Company's website at www.waxs.com.

     THIS PRESS RELEASE MAY CONTAIN FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE SECURITIES REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS INCLUDE: INABILITY TO OBTAIN ADEQUATE FINANCING OR FINANCING ON TERMS ACCEPTABLE OR FAVORABLE TO THE COMPANY; INABILITY TO RESTRUCTURE EXISTING DEBT OBLIGATIONS; POTENTIAL INABILITY TO IDENTIFY, COMPLETE AND INTEGRATE ACQUISITIONS; DIFFICULTIES IN EXPANDING INTO NEW BUSINESS ACTIVITIES; DELAYS IN NEW SERVICE OFFERINGS; THE POTENTIAL TERMINATION OF CERTAIN SERVICE AGREEMENTS OR THE INABILITY TO ENTER INTO ADDITIONAL SERVICE AGREEMENTS; AND OTHER RISKS DESCRIBED IN THE COMPANY'S SEC FILINGS, INCLUDING THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED


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     DECEMBER 31, 1999, AS AMENDED, THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q
     FOR THE QUARTERS ENDED MARCH 31, 2000 AND JUNE 30, 2000, AS AMENDED, THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2000, AND THE COMPANY'S REGISTRATION STATEMENTS ON FORMS S-3 (NO.
     333-79097) AND S-4 (NO. 333-37750 AND 333-44864), THE COMPANY'S REPORT ON
     FORM 8-K DATED FEBRUARY 21, 2001, AND THE COMPANY'S REPORT ON FORM 8-K
     DATED MARCH 28, 2001, ALL OF WHICH RISKS ARE INCORPORATED BY REFERENCE INTO THIS PRESS RELEASE.

WORLD ACCESS CONTACT:      MICHELE WOLF
(404-231-2025)             V.P. OF INVESTOR RELATIONS
HTTP://WWW.WAXS.COM